Exhibit 99.1

Inergy, L.P. Declares Increase in Quarterly Cash Distribution

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Second Quarter Earnings and Updated Guidance to be Released May 9, 2007

Kansas City, MO (April 25, 2007) – The Board of Directors of Inergy GP, LLC, managing general partner of Inergy, L.P. (Nasdaq:NRGY), today announced an increase in the company’s quarterly cash distribution to $0.575 per limited partner unit ($2.30 annually) for the quarter ended March 31, 2007. This represents an approximate 6.5% increase over the distribution for the same quarter of the prior year. The distribution will be paid on May 15, 2007, to unitholders of record as of May 8, 2007. The Inergy, L.P. common unit ex-dividend date will be May 4, 2007.

Inergy is also pleased to announce that the Phase II expansion of the Stagecoach natural gas storage facility is in commercial operation today with working gas capacity of approximately 4 bcf and is expected to be in full commercial operation with approximately 13 bcf of total capacity beginning in September 2007. The 4 bcf of working gas capacity is fully contracted, with the balance of the facility also 100% contracted upon full commercial operation. Accordingly, the special units of Inergy, L.P. were converted into 919,349 common units of Inergy, L.P. on today’s date. The special units were issued in August 2005 to Inergy Holdings, L.P. in connection with the acquisition of the Stagecoach natural gas storage facility.

“We are pleased to build on our track record of consecutive cash distribution increases on behalf of our unitholders,” said John Sherman, Inergy’s President and CEO. “Our success in the first half of fiscal 2007 positions Inergy for continued growth and development in both our propane and midstream business platforms.”

Inergy plans to release its second quarter 2007 earnings on May 9, 2007. Inergy will host a live conference call and internet webcast on May 9, 2007, at 10:00 a.m. Central Time to discuss the results of operations for the quarter ended March 31, 2007; fiscal 2007 Adjusted EBITDA guidance; and its business outlook. The call-in number for the earnings call is 1-877-405-3427; and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 7133265.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s (Nasdaq:NRGP) assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our expectation that the Phase II expansion will be in full commercial operations in September 2007. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan for the Stagecoach facility, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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